Exhibit 107

Calculation of Filing Fee Tables

Form S-4

(Form Type)

Arthur J. Gallagher & Co.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, par value $1.00 per share	Other	7,000,000 (1)	$190.82 (2)	$1,335,740,000	.00011020	$147,198.55

Fees Previously Paid	n/a	n/a	n/a	n/a	n/a	n/a		n/a

Carry Forward Securities

Carry Forward Securities	n/a	n/a	n/a	n/a		n/a			n/a	n/a	n/a	n/a

					Total Offering Amounts			$1,335,740,000

					Total Fees Previously Paid			—

					Total Fee Offsets			—

					Net Fee Due			$147,198.55

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high ($193.12) and low ($188.52) per share price of the registrant’s common stock on the New York Stock Exchange on November 9, 2022.